EXHIBIT 4.66
Officers’ Certificate
[•], 2011
     The undersigned, on behalf of ProLogis, L.P. (the “Company”), acting pursuant to resolutions adopted by the Board of Directors (the “Board”) of ProLogis, Inc., general partner of the Company, on [•], 2011, hereby establish a series of debt securities by means of this Officers’ Certificate in accordance with the Indenture, dated as of [•], 2011 (the “Base Indenture,” and as supplemented by the First Supplemental Indenture thereto, the Second Supplemental Indenture thereto, the Third Supplemental Indenture thereto and the Fourth Supplemental Indenture thereto, the “Indenture”), among the Company, ProLogis, Inc., as parent guarantor, and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used but not defined in this Officers’ Certificate shall have the meanings ascribed to them in the Indenture.
8.65% Notes due 2016
     1. The series shall be entitled the “8.65% Notes due 2016” (the “Notes”).
     2. The Notes initially shall be limited to an aggregate principal amount of $[•] (except in each case for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of or within the Series pursuant to Section 304, 305, 306, 906, 1107 or 1305 of the Base Indenture); provided, the Company may increase such aggregate principal amount upon the action of the Board to do so from time to time.
     3. The Notes shall bear interest at the rate of 8.65% per annum. The interest on this Series shall accrue from May 15, 2011 or from the most recent Interest Payment Date (as defined herein) to which interest has been paid or duly provided for. Interest on the Notes will be payable semi-annually on May 15 and November 15 of each year (each an “Interest Payment Date”), commencing on November 15, 2011. Interest shall be paid to persons in whose names the Notes are registered on the May 1 and November 1 preceding the Interest Payment Date (each a “Regular Record Date”).
     4. Payment of the principal of and interest, if any, on the Notes (or Make-Whole Amount, if applicable) will be made, the Notes may be surrendered for registration of transfer or exchange and notices or demands to or upon the Company in respect of the Notes and the Indenture may be served at the corporate trust office of the Trustee, initially located at 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust Division.
     5. Installments of principal on each $1,000 principal amount of the Notes are paid annually on each May 15 (a “Principal Payment Date”) in the following amounts: $100 in 2012, $100 in 2013, $150 in 2014, $200 in 2015 and $250 in 2016. The remaining $200 of principal will be paid at or prior to the Stated Maturity. Principal installments on the Notes will be payable on the applicable Principal Payment Date to the persons in whose name the applicable Notes are registered in the Security Register on the preceding May 1 (whether or not a Business Day).
     6. The Notes may be redeemed at any time at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the Redemption Date and (ii) the Make-Whole Amount, if any, with respect to such Notes.
     The following definitions apply with respect to any redemption of the Notes at the option of the Company:
     “Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.
     “Reinvestment Rate” means .25% (one-fourth of one percent) plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.
     “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.
     7. The Notes shall not provide for any sinking fund or analogous provision. None of the Notes shall be redeemable at the option of the Holder.
     8. The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 in excess thereof.
     9. The Security Registrar and Paying Agent for the Notes shall be the Trustee.
     10. The principal amount of the Notes shall be payable upon declaration of acceleration pursuant to Section 502 of the Base Indenture.

     11. The Notes shall be denominated in and principal of or interest on the Notes (or Make-Whole Amount, if applicable) shall be payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
     12. Except as provided in paragraph 6 of this Officers’ Certificate the amount of payments of principal of or interest on the Notes (or Make-Whole Amount, if applicable) shall not be determined with reference to an index or formula.
     13. None of the principal of or interest on the Notes (or Make-Whole Amount, if applicable) will be payable at the election of the Company or a Holder thereof in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the Notes are denominated or stated to be payable.
     14. Except as set forth in the Indenture or the Trust Indenture Act of 1939, the Notes shall not contain any provisions granting special rights to the Holders of Notes upon the occurrence of specified events.
     15. The Notes shall not contain any deletions from, modifications of or additions to the Events of Default or covenants of the Company contained in the Indenture.
     16. The Notes shall be issued in the form of permanent global Securities as set forth in Section 305 of the Base Indenture.
     17. The Notes will not be issued in the form of bearer Securities or temporary global Securities.
     18. Sections 1402 and 1403 of the Base Indenture shall be applicable to the Notes.
     19. The Notes will not be issued upon the exercise of debt warrants.
     20. The Notes shall not provide for the payment of Additional Amounts.
     21. Article Sixteen of the Base Indenture shall be applicable to the Notes.
     22. The other terms and conditions of the Notes shall be substantially as set forth in the Indenture and in the Prospectus dated [•], 2011 relating to the Notes.
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     IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate on the date first written above.

By:
Name:
Title:

By:
Name:
Title:

[Officers’ Certificate — 8.65% Notes due 2016]